Exhibit 5.2

Bank of America Tower, Suite 1400 534 South Kansas Ave. Topeka, Kansas 66603-3436 785.233.3600 Fax 785.233.1610	ATTORNEYS AT LAW 1551 N. Waterfront Parkway, Suite 100 Wichita, Kansas 67206-4466 316.267.6371 Fax 316.267.6345	9 Corporate Woods, Suite 450 9200 Indian Creek Parkway Overland Park, Kansas 66210-2017 913.498.2100 Fax 913.498.2101

MEMBER OF LEX MUNDI, THE WORLD’S LEADING ASSOCIATION OF INDEPENDENT LAW FIRMS

July 17, 2008

Hawker Beechcraft Acquisition Company LLC

Hawker Beechcraft Notes Company

10511 East Central

Wichita, KS 67206

Ladies and Gentlemen:

We have acted as local corporate counsel in the State of Kansas (the “State”) to Hawker Beechcraft Corporation, a Kansas corporation, RAPID Aircraft Parts Inventory and Distribution Company, LLC, a Kansas limited liability company, Hawker Beechcraft Quality Support Company, a Kansas corporation, Hawker Beechcraft Regional Offices, Inc., a Kansas corporation, Beechcraft Aviation Company, a Kansas corporation, Hawker Beechcraft Services, Inc., a Kansas corporation, Hawker Beechcraft International Delivery Corporation, a Kansas corporation (the “New Guarantor”), Travel Air Insurance Company, Ltd., a Kansas captive insurance company, and Travel Air Insurance Company (Kansas), a Kansas stock fire and casualty insurance company (each a “Kansas Guarantor” and collectively, the “Guarantors”), in connection with (i) the registration by Hawker Beechcraft Acquisition Company LLC and Hawker Beechcraft Notes Company (together, the “Company”) of (1) $400,000,000 in aggregate principal amount of its 8.5% Senior Fixed Rate Notes due April 1, 2015 (the “Senior Fixed Rate Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, (2) $400,000,000 in aggregate principal amount of its 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (the “Senior PIK-Election Notes”), which have been registered under the Securities Act and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, and (3) $300,000,000 in aggregate principal amount of its 9.75% Senior Subordinated Notes due April 1, 2017 (the “Senior Subordinated Notes”) (together with the Senior Fixed Rate Notes and Senior PIK-Election Notes, the “Notes”), which have

Hawker Beechcraft Acquisition Company LLC

Hawker Beechcraft Notes Company

July 17, 2008

been registered under the Securities Act and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, pursuant to the Registration Statement on Form S-1 and Post-Effective Amendment No. 2 to Registration Statement filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”), (ii) the guarantee of the Notes (the “Guarantees”) by the Guarantors, and (iii) the preparation of the Registration Statement for the purpose of registering the Notes and the Guarantees under the Securities Act.

The Notes have been issued pursuant to the Senior Notes Indenture dated as of March 26, 2007, between the Company, the Guarantors named therein, and Wells Fargo Bank, N.A., as trustee, the Senior Subordinated Notes Indenture, dated as of March 26, 2007, between the Company, the Guarantors named therein, and Wells Fargo Bank, N.A., as trustee, the First Supplemental Senior Notes Indenture dated as of June 30, 2008, between the Company, the New Guarantor and Wells Fargo Bank, N.A., as trustee, and the First Supplemental Senior Subordinated Notes Indenture dated as of June 30, 2008 between the Company, the New Guarantor and Wells Fargo Bank, N.A., as trustee (together, the “Indentures”). The terms of the Guarantees are contained in the Indentures and the Guarantees have been issued pursuant to the Indentures. Capitalized terms defined in the Indentures and not otherwise defined herein are used herein with the meanings so defined.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indentures, certificates and other documents and other inquiries of officers of the Issuer and the Guarantors and of public officials.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the laws of the State that are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental

Hawker Beechcraft Acquisition Company LLC

Hawker Beechcraft Notes Company

July 17, 2008

authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Guarantors are validly existing as corporations or limited liability companies, as the case may be, and the Guarantors are in good standing under the laws of the State of Kansas.

2. Each Guarantor has the corporate power and authority to execute and deliver the Guarantees and perform its obligations thereunder.

3. The Guarantees have been duly authorized, executed, issued and delivered by the Guarantors in accordance with the terms of the Indentures.

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement. Except as set forth in the immediately preceding sentences, this opinion is rendered only to the addressees hereof and their respective successors and assigns and is solely for their benefit in connection with the above transactions.

Very truly yours,

/s/ FOULSTON SIEFKIN LLP